Exhibit 10.16

SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

DEFERRAL COMMITTEE CERTIFICATION

WHEREAS, SunTrust Banks, Inc. (the “Corporation”) established the SunTrust Banks, Inc. Deferred Compensation Plan effective October 1, 1999 (the “Deferral Plan”), a plan whereby participants in certain selected bonus and incentive programs sponsored may defer receipt of all or a portion of their future awards; and

WHEREAS, paragraph 8.7 of the Deferral Plan authorizes the Deferral Committee to amend the Deferral Plan in any manner that is consistent with the Deferral Plan’s purpose, except as to any matter that the Deferral Plan Committee determines may result in a material increased cost to the Corporation; and

WHEREAS, on November 11, 2003, the Compensation Committee of the Board of Directors of the Corporation was asked to approve and it did approve certain changes to the Deferral Plan which were recommended on behalf of the Deferral Committee.

NOW, THEREFORE, IN WITNESS HEREOF, the Deferral Committee, through its authorized delegate, certifies that the Compensation Committee has approved the following changes to the Deferral Plan, which are implemented effective as of the dates set forth below:

First, effective for Plan Years beginning January 1, 2004 and later, “Eligible Employee” means for purposes of deferrals under the Deferral Plan for awards earned under the Corporation’s Management Incentive Plan or Performance Unit Plan, an employee who is in grade 53 or higher.

Second, effective February 1, 2004, the Deferral Plan includes the following investment funds:

•	STI Classic Capital Appreciation Fund

•	STI Classic Prime Quality Money Market

•	STI Classic Investment Grade Bond Fund

•	STI Classic Small Cap Growth Stock Fund

•	STI Classic Mid-Cap Equity Fund

•	STI Classic Growth and Income Fund

•	STI Classic Value Income Stock Fund

•	STI Classic Short-Term Fund

SUNTRUST BANKS, INC. DEFERRAL PLAN COMMITTEE

By:	/s/ Mary S. Harrell

Attest:	/s/ Margaret U. Hodgson	[Corporate Seal]